Exhibit 99.1

Cash America Completes Acquisition of 41 Pawn Lending Locations in Texas

FORT WORTH, Texas--(BUSINESS WIRE)--August 14, 2013--Cash America International, Inc. (NYSE: CSH) today announced that it has completed the acquisition of a chain of 41 pawn lending locations in the State of Texas that operate primarily under the name of Top Dollar Pawn and were owned by TDP Superstores Corp. Cash America previously announced that it had signed a definitive agreement in connection with the acquisition in June with the intention of completing the transaction before the end of September.

Cash America now operates 298 of its 868 U.S. lending locations in Texas and management believes that the addition of these locations significantly enhances the Company’s presence in a number of important Texas markets, including 15 stores in Houston, 13 stores in Dallas-Fort Worth, 5 stores in San Antonio and 8 additional locations in other central Texas markets. Management expects that the acquisition will be immediately accretive to earnings; however, the incremental earnings from the additional operating locations will not materially affect its expectations, published July 25, 2013, for the final two quarters of fiscal 2013 which included the anticipated benefit of the acquisition.

The aggregate purchase consideration for the Top Dollar Pawn acquisition was approximately $103 million which was in line with the previously released expectations. The full amount of the consideration was paid in cash.

About the Company

As of June 30, 2013, Cash America International, Inc. operated 964 total locations offering specialty financial services to consumers, which included the following:

  827 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”
  47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and
  90 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 14 states in the United States under the name “Mr. Payroll.”

Additionally, as of June 30, 2013, the Company offered consumer loans over the Internet to customers:

  in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;
  in the United Kingdom at http://www.quickquid.co.uk, and http://www.poundstopocket.co.uk;
  in Australia at http://www.dollarsdirect.com.au; and
  in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the anticipated regulation of providers of consumer financial products and services by the Consumer Financial Protection Bureau; public perception of the Company’s business, including its consumer loan business and its business practices; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services, the Company’s ability to attract and retain qualified executive officers; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; changes in competition; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber attacks or fraudulent activity; compliance with laws and regulations applicable to international operations; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100